[GOODRICH LOGO]

                                                                    NEWS RELEASE


[GOODRICH LOGO]


Goodrich Fourth Quarter and Full Year 2001 Results Exceed Expectations

         - Fourth quarter income from continuing operations of $0.69 per diluted share, excluding special items, was equal to the prior year and compared favorably with prior guidance of $0.65 per diluted share.

         - Full year 2001 income from continuing operations, excluding special items, increased approximately 18% over the prior year, to $2.87 per diluted share, compared to prior guidance of "in excess of $2.80 per diluted share."

         - Strong free cash flow including the Engineered Industrial Products business, excluding special items, of $87 million in the fourth quarter; full year free cash flow of $189 million.

         - Fourth quarter consolidation and restructuring related charges from continuing operations were $187 million pre-tax and $124 million after-tax. These activities are projected to generate annualized pre-tax savings in excess of $125 million.

         - Progress continues on spin-off of Engineered Industrial Products business.


CHARLOTTE, NC, January 29, 2002 - Goodrich Corporation (NYSE: GR) announced today that fourth quarter income from continuing operations, excluding special items, was $73 million, or $0.69 per diluted share, compared to year-ago results, excluding special items, of $73 million, or $0.69 per diluted share. For the full year, income from continuing operations, excluding special items, rose to $306 million, or $2.87 per diluted share, compared to $265 million, or $2.43 per diluted share, in 2000. First Call consensus estimates on this basis are $0.67 per diluted share and $2.81 per diluted share for the fourth quarter and full year 2001, respectively. Sales for the quarter and the full year were $1.1 billion and $4.2 billion, respectively. Continuing operations excludes the company's Engineered Industrial Products (EIP) business as well as the company's former Performance Materials business. Special items include merger-related and consolidation costs, gains or losses on sold businesses, results of discontinued operations, asset impairment charges and other restructuring costs.

Commenting on the company's results, David L. Burner, Goodrich's chairman and chief executive officer, said, "Our aerospace businesses achieved excellent results under challenging circumstances. Aftermarket sales to our airline customers, although down in the fourth quarter, were stronger than expected. This decline was more than offset by contributions from recently acquired businesses, strong military sales, and expected deliveries to our commercial transport

OE customers. Overall, revenue growth increased nearly 10 percent compared to the year ago quarter despite the difficult environment for commercial aerospace products. For the year, we once again achieved record revenues and double-digit sales growth, which speaks to the strength of our diversified aerospace business and our ability to respond quickly to changing customer demands."

Including the EIP business, fourth quarter net income, excluding special items, was $72 million, or $0.70 per diluted share, compared to year-ago results, excluding special items, of $84 million, or $0.80 per diluted share. For the full year, including the EIP business, 2001 net income, excluding special items, rose to $330 million, or $3.14 per diluted share, compared to $317 million, or $2.97 per diluted share, in 2000. Sales for the quarter and the full year including the EIP business were $1.2 billion and $4.8 billion, respectively. On a comparable basis, First Call consensus estimates equaled $0.68 per diluted share and $3.10 per diluted share for the fourth quarter and full year 2001, respectively.

Goodrich reported a net loss in the fourth quarter of $54 million, or $0.53 per diluted share, including an after-tax special charge of $127 million ($124 million for previously announced consolidation and restructuring related activities primarily in the company's aerospace businesses and a loss of $3 million from discontinued operations). For the full year 2001, reported net income was $289 million, or $2.76 per diluted share, including an after-tax special charge of $17 million ($129 million of consolidation and restructuring related charges net of $112 million of income from discontinued operations).

Free cash flow (operating cash flow from continuing operations adjusted for cash payments related to special items, less capital expenditures), including the EIP business, was $87 million in the quarter, which was primarily the result of improvements in working capital and lower than expected tax payments. Full year 2001 free cash flow including the EIP business was $189 million, in line with the company's prior guidance.

During the fourth quarter, the company incurred various consolidation and restructuring related charges of $191 million ($127 million after-tax), including $187 million from continuing operations and $4 million for EIP. For the full year, such charges were about $200 million ($132 million after-tax), including $195 million from continuing operations and $5 million for EIP. These charges were largely related to costs associated with restructuring activities undertaken after September 11. As previously announced, these charges are primarily related to aerospace facility consolidations, a significant workforce reduction, asset impairment charges, costs associated with reducing the company's investment in the Boeing 717 program and in its Super 727 re-engining program. The non-cash component of these charges is expected to be about 70% of the pre-tax amount. These activities are expected to be largely completed by the end of 2002. After completion, it is expected that the company's aerospace businesses will realize annual pre-tax savings in excess of $125 million as a result of these actions.

FOURTH QUARTER OPERATIONS REVIEW

In the aerospace businesses, sales increased nearly 10 percent versus the prior year to $1.1 billion, while operating income, excluding special items, decreased 2 percent to $154 million, and margins decreased to 14.6 percent from 16.4 percent. The sales increase reflects solid demand for almost all of the company's core products, and a significant contribution by recently acquired businesses. The Electronic Systems segment was responsible for the largest component of the sales increase. It supplies products to the military, space and commercial aviation markets, and experienced sales growth in excess of 42% in the fourth quarter, compared to the fourth quarter 2000. The aerospace sales in 2001 included an incremental contribution from acquisitions completed since 2000 of approximately $60 million. The decrease in operating income was largely due to an unfavorable sales mix associated with lower aftermarket revenues and increased R&D spending. The events of September 11 had an immediate impact on airline purchases of aftermarket parts and services, which carry a higher margin than other sales, resulting in a 10% decline in aftermarket revenues versus the year-ago quarter. Commercial transport OE sales increased 14% during the quarter, compared to the year-ago quarter, as most customers accepted delivery of products ordered before September 11. New order inflows for both OE and aftermarket products decreased during the quarter, which will have a significant impact on early 2002 results.

In the EIP businesses, reflected as a discontinued operation, sales decreased to $154 million and net income, excluding special items, decreased to a loss of $0.9 million. These results were primarily related to weak product demand resulting from the current economic environment, associated pricing pressures in the industrial markets served and a changing sales mix to lower margin products.


FOURTH QUARTER HIGHLIGHTS

During the quarter, Goodrich enhanced its long-term outlook by extending recent successes in winning new business.

Early in the quarter, Lockheed Martin announced that the F-22 "Raptor" fighter jet had been approved for initial low-rate production. In support of this program, the company will supply the aircraft's landing gear, ejection seats, titanium engine bay doors, sensors and fuel delivery technology.

In November, Goodrich announced that it will supply the landing gear and lead the landing system integration effort for the Lockheed Martin Joint Strike Fighter (JSF). The estimated potential value of this business is $4 to $5 billion over the life of the new fighter jet program, including original equipment and aftermarket sales and service, but excluding foreign military sales that could add significantly to this total.

During the quarter, Goodrich also announced that it has entered into an agreement with Rolls-Royce plc to supply two major systems for the Trent(R) 900 turbofan engine that will power the Airbus A380 aircraft. Goodrich's Aerostructures business will manufacture the rear and center fan case sections, and Goodrich's Electronic Systems business will provide the entire sensor suite for the engine. Earlier this year Goodrich announced that it had been selected to provide other important systems on the A380 including the fuel delivery systems for the Trent engine, the body and wing landing gear and the evacuation system. Total revenue for A380 awards to date is expected to be $3 to $4 billion over the next twenty years.


SHARE REPURCHASE PROGRAM

On September 17, Goodrich announced a program to repurchase up to $300 million of its common stock. During the fourth quarter, it repurchased approximately 0.3 million shares. The total cost was $7.2 million, with an average purchase price of $25.31 per share. In total, for the current program, Goodrich has purchased approximately 2.5 million shares through the end of December. The total cost of these shares was approximately $50 million with an average purchase price of $20.29 per share.


OUTLOOK

Goodrich expects 2002 to be a challenging year for the commercial aerospace industry. Boeing and Airbus have both announced that new commercial aircraft delivery estimates for 2002 will be lower than 2001, and most airlines have announced reductions in their aircraft fleet sizes, as compared to 2001. To develop its outlook, Goodrich assumed new aircraft production rates based upon the announced plans of Boeing, Airbus and the regional jet manufacturers. Goodrich also has assumed that airline capacity reductions will result in more than a 10 percent decline in 2002 aftermarket sales versus 2001.

Using these assumptions, Goodrich expects that its diluted earnings per share from continuing operations in 2002, excluding special items, will be in the range of $2.45 to $2.55. This range compares to the $2.87 per diluted share the company achieved in 2001. The 2002 estimate includes the net benefit from eliminating goodwill amortization under FAS 142, expected higher levels of pension expense, and the savings from the restructuring initiatives discussed earlier in this release. Revenue is expected to be approximately 5 to 10 percent lower than the $4.2 billion of revenue recorded in 2001. The company anticipates generating between $275 and $300 million of free cash flow from continuing operations, excluding special items. For the first quarter 2002, which is expected to be the weakest quarter of the year, Goodrich expects earnings per diluted share from continuing operations, excluding special items, to be between $0.50 and $0.55 per diluted share. It is expected that each quarter in 2002 will show sequential improvement, assuming the economy and airline travel recover in the second half of the year.

In commenting on this outlook, Burner said, "With this year's expected spin-off of our industrial products business, we will have established a focused and successful business base as a leading global systems supplier to the aerospace industry. While we expect 2002 to be another challenging year, we believe our exceptionally well-balanced portfolio of businesses and our rich technology base strengthen our ability to perform well in a difficult environment and position us to take advantage of future upswings in the commercial aerospace market. While the economic environment will continue to change, and other challenges will arise, we are confident that Goodrich is poised for long-term success, with the capabilities to continue to expand and deliver value to customers and shareholders."


ENGINEERED INDUSTRIAL PRODUCTS SPIN-OFF

Goodrich expects to complete the spin-off of its Engineered Industrial Products business in the second quarter of 2002. The initial SEC filing, the Form 10 Registration Statement, will be made on January 29, 2002. Additional details regarding the new industrial company and the spin-off will be issued in a separate press release. The new industrial company will include substantially all the assets and liabilities of the EIP business, including the associated asbestos liabilities and related insurance.

Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services. Goodrich is ranked by Fortune magazine as one of the "Most Admired" aerospace companies and is included on Forbes magazine's "Platinum List" of America's best big companies. Headquartered in Charlotte, North Carolina, the company's aerospace businesses employ approximately 19,000 people worldwide. For more information, please visit www.goodrich.com.



THE TABLES THAT FOLLOW PROVIDE MORE DETAILED INFORMATION ABOUT GOODRICH RESULTS.

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "anticipate," "intend," "estimate" or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: production and delivery rates of new commercial and military aircraft; global demand for aircraft spare parts and aftermarket services; the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel;

the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry; growth in the company's military, space and industrial gas turbines businesses; demand for and market acceptance of new and existing products, including potential cancellation of orders by commercial customers; successful development of advanced technologies; competitive product and pricing pressures; the extent to which the company is able to achieve savings from its restructuring plans; the timing and successful completion of the spin-off of the company's Engineered Industrial Products business; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company's filings with the Securities and Exchange Commission, including in the company's Annual Report on Form 10-K for the year ended December 31, 2000.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

                                       ###

                                                                          GOODRICH CORPORATION
                                                             (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED
                                                                               DECEMBER 31,
                                                   ------------------------------------------------------------------------


                                                       2001                 2001                 2000              2000
                                                    AS REPORTED        AS ADJUSTED(A)      AS RESTATED(B)    AS ADJUSTED(C)

Sales                                               $    1,052.8         $   1,052.8         $   961.3         $   961.3
                                                    ============        ============        ==========        ==========

Income (Loss) before Income Taxes
  and Trust Distributions                                  (73.1)              113.8              87.4             105.0
Income Tax (Expense) Benefit                                24.6               (38.1)            (23.6)            (29.3)
Distributions on Trust Preferred
  Securities                                                (2.6)               (2.6)             (2.6)             (2.6)
                                                    ------------        ------------        ----------        ----------

Income (Loss) from Continuing Operations                   (51.1)               73.1              61.2              73.1
Income (Loss) from Discontinued Operations                  (3.3)                 --              17.0                --
                                                    ------------        ------------        ----------        ----------

Net Income (Loss)                                   $      (54.4)        $      73.1         $    78.2         $    73.1
                                                    ============        ============        ==========        ==========

Income (Loss) Per Share:
    Basic
      Continuing Operations                         $      (0.50)       $       0.72        $     0.60        $     0.72
      Discontinued Operations                              (0.03)                 --              0.17                --
                                                    ------------        ------------        ----------        ----------
      Net Income                                    $      (0.53)       $       0.72        $     0.77        $     0.72
                                                    ============        ============        ==========        ==========

    Diluted
      Continuing Operations                         $      (0.50)       $       0.69        $     0.57        $     0.69
      Discontinued Operations                              (0.03)                 --              0.18                --
                                                    ------------        ------------        ----------        ----------
      Net Income                                    $      (0.53)       $       0.69        $     0.75        $     0.69
                                                    ============        ============        ==========        ==========

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                                  101.9               101.9             102.1             102.1
                                                    ============        ============        ==========        ==========

    Diluted                                                102.4               105.2             106.7             106.7
                                                    ============        ============        ==========        ==========



(A) Results exclude the effect of a $92.4 million charge ($61.4 million after-tax), or $0.59 a diluted share for merger-related and consolidation costs and a $94.5 million charge ($62.8 million after-tax), or $0.60 a diluted share recorded in cost of sales for inventory adjustments. Results also exclude the after-tax effect of income (loss) from discontinued operations ($3.3 million, or $0.03 a diluted share). Weighted average diluted shares as adjusted include 2.8 million potential shares for assumed conversions of convertible preferred securities that were anti-dilutive on an as reported basis.

(B) The Company's planned spin-off of its Engineered Industrial Products Segment to shareholders represents the disposal of a business under APB Opinion No. 30. Accordingly, the Company's historical results of operations have been restated to reflect the Company's Engineered Industrial Products Segment as a discontinued operation.

(C) Results exclude the effect of a $15.1 million charge ($10.2 million after-tax), or $0.10 a diluted share for merger-related and consolidation costs and a $2.5 million charge ($1.7 million after-tax), or $0.02 a diluted share related to an impairment loss on businesses held for disposal. Results also exclude the after-tax effect of income from discontinued operations ($17.0 million, or $0.18 a diluted share).

                                                                          GOODRICH CORPORATION
                                                          (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                          YEAR ENDED
                                                                          DECEMBER 31,
                                             -------------------------------------------------------------------------


                                                2001                 2001                2000                2000
                                             AS REPORTED        AS ADJUSTED(A)      AS RESTATED(B)      AS ADJUSTED(C)

Sales                                        $    4,184.5         $   4,184.5         $   3,700.5         $   3,700.5
                                             ============        ============        ============        ============

Income before Income Taxes
  and Trust Distributions                           281.7               476.3               367.0               413.7
Income Tax Expense                                  (94.3)             (159.5)             (121.3)             (137.7)
Distributions on Trust Preferred
  Securities                                        (10.5)              (10.5)              (10.5)              (10.5)
                                             ------------        ------------        ------------        ------------

Income from Continuing Operations                   176.9               306.3               235.2               265.5
Income from Discontinued Operations                 112.3                  --                90.7                  --
                                             ------------        ------------        ------------        ------------

Net Income                                   $      289.2         $     306.3         $     325.9         $     265.5
                                             ============        ============        ============        ============

Income Per Share:
    Basic
      Continuing Operations                  $       1.72        $       2.97        $       2.24        $       2.53
      Discontinued Operations                        1.08                  --                0.87                  --
                                             ------------        ------------        ------------        ------------
      Net Income                             $       2.80        $       2.97        $       3.11        $       2.53
                                             ============        ============        ============        ============

    Diluted
      Continuing Operations                  $       1.65        $       2.87        $       2.16        $       2.43
      Discontinued Operations                        1.11                  --                0.88                  --
                                             ------------        ------------        ------------        ------------
      Net Income                             $       2.76        $       2.87        $       3.04        $       2.43
                                             ============        ============        ============        ============

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                           103.1               103.1               104.8               104.8
                                             ============        ============        ============        ============

    Diluted                                         106.9               106.9               109.1               109.1
                                             ============        ============        ============        ============



(A) Results exclude the effect of a $107.3 million charge ($71.3 million after-tax), or $0.67 a diluted share for merger-related and consolidation costs, a $94.5 million charge ($62.8 million after-tax), or $0.59 a diluted share recorded in cost of sales for inventory adjustments and a $7.2 million gain ($4.7 million after-tax), or $0.04 a diluted share from the sale of a portion of the Company's interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($112.3 million, or $1.11 a diluted share).

(B) The Company's planned spin-off of its Engineered Industrial Products Segment to shareholders represents the disposal of a segment under APB Opinion No. 30. Accordingly, the Company's historical results of operations have been restated to reflect the Company's Engineered Industrial Products Segment as a discontinued operation.

(C) Results exclude the effect of a $44.2 million charge ($28.6 million after-tax), or $0.26 a diluted share for merger-related and consolidation costs and a $2.5 million charge ($1.7 million after-tax), or $0.01 a diluted share related to an impairment loss on businesses held for disposal. Results also exclude the after-tax effect of income from discontinued operations ($90.7 million, or $0.88 a diluted share).

                                                                  GOODRICH CORPORATION SEGMENT REPORTING
                                                                           (DOLLARS IN MILLIONS)

                                                                             THREE MONTHS ENDED
                                                                                 DECEMBER 31,
                                                     ------------------------------------------------------------------


                                                         2001              2001               2000             2000
                                                     AS RECORDED      AS ADJUSTED(A)     AS RECORDED(B)   AS ADJUSTED(C)

    Aerostructures and Aviation
      Technical Services                             $    375.1         $    375.1         $  374.1         $  374.1
    Landing Systems                                       286.3              286.3            272.7            272.7
    Engine and Safety Systems                             186.4              186.4            170.8            170.8
    Electronic Systems                                    205.0              205.0            143.7            143.7
                                                     ----------         ----------         --------         --------

Total Sales                                          $  1,052.8         $  1,052.8         $  961.3         $  961.3
                                                     ==========         ==========         ========         ========

Operating Income:
  Aerospace:
    Aerostructures and Aviation
      Technical Services                             $    (80.5)        $     47.1         $   53.8         $   53.8
    Landing Systems                                         0.5               37.9             28.7             40.9
    Engine and Safety Systems                              11.2               27.5             28.7             30.4
    Electronic Systems                                     36.1               41.1             32.2             32.2
                                                     ----------         ----------         --------         --------

Total Segment Operating Income                       $    (32.7)        $    153.6         $  143.4         $  157.3

Corporate General and Administrative Costs                (17.1)             (16.5)           (19.1)           (17.9)

Merger-related and Consolidation Costs                     --                (92.4)            --              (15.1)

Restructuring-related Inventory Adjustments                --                (94.5)            --               --
                                                     ----------         ----------         --------         --------

Total Operating Income                               $    (49.8)        $    (49.8)        $  124.3         $  124.3
                                                     ==========         ==========         ========         ========


* Segment operating income excludes merger-related and consolidation costs as well as restructuring-related inventory adjustments. Such amounts are presented separately in the table above. Restructuring-related inventory adjustments are recorded in cost of sales in the consolidated statement of income.

                                                                       GOODRICH CORPORATION SEGMENT REPORTING
                                                                                (Dollars in millions)


                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,
                                                      --------------------------------------------------------------------------

                                                          2001                 2001                 2000                 2000
                                                      AS RECORDED          AS ADJUSTED*         AS RECORDED          AS ADJUSTED*

Sales:
  Aerospace:
    Aerostructures and Aviation
      Technical Services                               $  1,514.4           $  1,514.4           $  1,455.5           $  1,455.5
    Landing Systems                                       1,149.1              1,149.1              1,057.7              1,057.7
    Engine and Safety Systems                               762.6                762.6                644.4                644.4
    Electronic Systems                                      758.4                758.4                542.9                542.9
                                                       ----------           ----------           ----------           ----------

Total Sales                                            $  4,184.5           $  4,184.5           $  3,700.5           $  3,700.5
                                                       ==========           ==========           ==========           ==========

Operating Income:
  Aerospace:
    Aerostructures and Aviation
      Technical Services                               $     94.1           $    223.7           $    205.3           $    209.0
    Landing Systems                                         108.4                153.1                123.7                149.0
    Engine and Safety Systems                               114.2                131.9                115.8                117.5
    Electronic Systems                                      128.1                135.4                117.7                118.1
                                                       ----------           ----------           ----------           ----------

Total Segment Operating Income                         $    444.8           $    644.1           $    562.5           $    593.6

Corporate General and Administrative Costs                  (60.2)               (57.7)               (72.8)               (59.7)

Merger-related and Consolidation Costs                       --                 (107.3)                --                  (44.2)

Restructuring-related Inventory Adjustments                  --                  (94.5)                --                   --
                                                       ----------           ----------           ----------           ----------

Total Operating Income                                 $    384.6           $    384.6           $    489.7           $    489.7
                                                       ==========           ==========           ==========           ==========

* Segment operating income excludes merger-related and consolidation costs as well as restructuring-related inventory adjustments. Such amounts are presented separately in the table above. Restructuring-related inventory adjustments are recorded in cost of sales in the consolidated statement of income.

                            GOODRICH SEGMENT RESULTS

                  FOURTH QUARTER 2001 VERSUS THIRD QUARTER 2001



Continuing Aerospace Businesses

($ millions)

                                                                   4Q01                  3Q01
                                                                   ----                  ----

Sales                                                             $1,052.8               $1,051.9

Segment Operating Income - as recorded                               (32.7)                 165.5
                  Margin - as recorded                                  (3%)                 15.7%

Consolidation and restructuring related charges                     (186.3)                  (1.4)

Segment Operating Income - as adjusted                               153.6                  166.9
                  Margin - as adjusted                                14.6%                  15.9%

As Adjusted - Results from continuing operations, excluding special items


In the Aerospace businesses, sales remained essentially flat from $1,051.9 in the third quarter 2001 to $1,052.8 in the fourth quarter 2001. Strength in the Electronics Systems segment, including the full-quarter contribution of the Hella lighting acquisition completed in September 2001, and slightly increased sales for the company's Aerostructures OEM products offset decreases in aftermarket demand (commercial wheels and brakes, Aerostructures, evacuation slides) as well as a decrease in sales associated with turbo-machinery products and other Engine and Safety Systems group products.

Operating income, as adjusted, during the same period decreased $13.3 or 8% from $166.9 in the third quarter to $153.6. This decrease is due primarily to lower volume and unfavorable product mix associated with lower aftermarket sales, increased operating losses in the Aviation Technical Services business, continued R&D investment, and increased pricing pressures.

                            GOODRICH SEGMENT RESULTS
                 FOURTH QUARTER 2001 VERSUS FOURTH QUARTER 2000


Goodrich Aerospace Businesses

Aerostructures and Aviation Technical Services

($ millions)

                                                                         FULL-YEAR         FULL-YEAR
                                                4Q01          4Q00          2001             2000
                                                ----          ----          ----             ----

Sales                                        $  375.1      $  374.1     $  1,514.4      $  1,455.5

Operating Income - as recorded                  (80.5)         53.8           94.1           205.3
Operating Margin - as recorded                  (21.5%)        14.4%           6.2%           14.1%

Consolidation and restructuring related        (127.6)           --         (129.6)           (3.7)
charges

Operating Income - as adjusted                   47.1          53.8          223.7           209.0
Operating Margin - as adjusted                   12.6%         14.4%          14.8%           14.4%

As Adjusted - Results from continuing operations, excluding special items


Sales for the quarter increased less than 1% from $374.1 in the fourth quarter of 2000 to $375.1 in the fourth quarter of 2001. This increase was primarily a result of increased Aerostructures original equipment sales for Airbus products, offset by decreased sales for aftermarket products and weak demand at Aviation Technical Services.

Operating income, as adjusted, for the quarter decreased $6.7, or 12%, from $53.8 in the fourth quarter of 2000 to $47.1 in the fourth quarter of 2001. This decrease is primarily attributable to decreased aftermarket revenue, primarily as a result of the events of September 11, and increased operating losses at Aviation Technical Services (ATS). ATS recorded a loss for the quarter.

Included in the Consolidation and restructuring related charges noted above, during the 4th quarter Aerostructures recorded inventory charges of $94.5 million. These charges are largely related to the reduced expectations for the Boeing 717 program and the Super 727 re-engining program. These are entirely non-cash charges.

LANDING SYSTEMS

($ millions)

                                                                                    FULL-YEAR          FULL-YEAR
                                                   4Q01             4Q00              2001                2000
                                                   ----             ----              ----                ----

Sales                                              $286.3            $272.7         $1,149.1           $1,057.7

Operating Income - as recorded                        0.5              28.7            108.4              123.7
Operating Margin - as recorded                        0.0%             10.5%             9.4%              11.7%

Consolidation and restructuring related             (37.4)            (12.2)           (44.7)             (25.3)
charges

Operating Income - as adjusted                       37.9              40.9            153.1              149.0
Operating Margin - as adjusted                       13.2%             15.0%            13.3%              14.1%

As Adjusted - Results from continuing operations, excluding special items


Sales increased $13.6 million, or 5%, from $272.7 million in the fourth quarter of 2000 to $286.3 million in the fourth quarter of 2001. Sales increased primarily due to higher landing gear and wheel and brake sales compared to the same period a year ago. Landing gear sales increased across all major markets primarily due to increased sales of original equipment to Boeing, Bombardier, and the U.S. government. Wheel and brake sales were higher than fourth quarter of 2000 primarily due to increased shipments to the regional and military markets primarily on the Embraer 145, C-5, and F16 programs. These increases in sales were partially offset by decreased commercial aftermarket sales for wheels and brakes, primarily on the Boeing 727 program.

Operating income, as adjusted, decreased $3.0 million, or 7%, from $40.9 million in the fourth quarter of 2000 to $37.9 million in the fourth quarter of 2001. This decrease in operating income was primarily the result of decreased commercial aftermarket sales for wheels and brakes, primarily on the Boeing 727 program, increased sales incentives and pricing pressures. These were partially offset by increased landing gear original equipment sales as well as improved results for landing gear services due to implementation of productivity initiatives.

ENGINE & Safety Systems

($ millions)


                                                                                    FULL-YEAR           FULL-YEAR
                                                     4Q01           4Q00              2001                2000
                                                     ----           ----              ----                ----

Sales                                                $186.4        $170.8            $762.6              $644.4

Operating Income - as recorded                         11.2          28.7             114.2               115.8
Operating Margin - as recorded                          6.0%         16.8%             15.0%               18.0%

Consolidation and restructuring related               (16.3)         (1.7)            (17.7)               (1.7)
charges

Operating Income - as adjusted                         27.5          30.4             131.9               117.5
Operating Margin - as adjusted                         14.8%         17.8%             17.3%               18.2%

As Adjusted - Results from continuing operations, excluding special items


Sales for the fourth quarter of 2001 increased $15.6 million, or 9%, from $170.8 million in the fourth quarter of 2000 to $186.4 million in the fourth quarter of 2001. Most product lines in the group experienced increased sales from the same quarter last year as a result of increased shipments in some military product lines, increased OE shipments for power generation derivatives, and the acquisition of OEA Aerospace. These were partially offset by a decline in commercial transport OE product sales.

Operating income, as adjusted, for the fourth quarter of 2001 decreased $2.9 million, or 10%, from $30.4 million in the fourth quarter of 2000 to $27.5 million in the fourth quarter of 2001. Operating income results declined primarily due to unfavorable product mix associated with lower aftermarket sales, inventory adjustments and inefficiencies experienced in the quarter before cost savings could be realized as a result of implementation of restructuring related activities. The operating income decline was offset somewhat by stronger volume for military aftermarket and industrial gas turbine OE products. The group also continued its R&D spending for passenger restraint systems at a higher rate than the same quarter last year.

ELECTRONIC SYSTEMS

($ millions)

                                                                                      FULL-YEAR           FULL-YEAR
                                                        4Q01            4Q00             2001                2000
                                                        ----            ----             ----                ----

Sales                                                   $205.0         $143.7           $758.4               $542.9

Operating Income - as recorded                            36.1           32.2            128.1                117.7
Operating Margin - as recorded                            17.6%          22.4%            16.9%                21.7%

Consolidation and restructuring related charges           (5.0)          --               (7.3)                (0.4)

Operating Income - as adjusted                            41.1           32.2            135.4                118.1
Operating Margin - as adjusted                            20.0%          22.4%            17.9%                21.8%

As Adjusted - Results from continuing operations, excluding special items

Sales for the quarter increased $61.3 or 43%, from $143.7 in the fourth quarter 2000 to $205.0 in the fourth quarter of 2001. The increase was driven primarily by recent acquisitions, as well as increased sales from core businesses. The sales attributable to acquisitions were primarily related to the Raytheon Optical Systems acquisition that was completed in December 2000. For core businesses, increased sales of sensors, fuel and utility systems as well as lightning detection and collision avoidance units were partially offset by lower sales in the segment's legacy space-based businesses.

Operating income, as adjusted, increased $8.9 million, or 28%, from $32.2 million during the fourth quarter 2000 to $41.1 million during the fourth quarter 2001. The increase was primarily due to the factors noted above, partially offset by increased R&D spending for several new product programs including MEMS (micro-electromechanical systems) technologies and products, Smart Deck Integrated Flight Controls & Display Systems and HUMS systems (helicopter health and usage management system).

DISCONTINUED OPERATIONS - ENGINEERED INDUSTRIAL PRODUCTS


($ MILLIONS)                                                                    FULL-YEAR       FULL-YEAR
                                        4Q01           3Q01          4Q00          2001           2000
                                        ----           ----          ----          ----           ----

Sales *                                 $154.4         $151.0        $156.1       $641.9          $663.3

Operating Income*                          4.3           19.5          26.8         74.7           120.4

Net Income (excluding special             (0.9)           6.1          11.0         23.8            52.0
items)


4Q 2001 VS. 3Q 2001

Sales for the fourth quarter of $154.4 million increased by $3.4 million, or 2%, from $151.0 million in the third quarter, due entirely to the inclusion of Glacier Bearings' results (which was acquired in September 2001) for the full quarter. Sales at the other units declined by 6% in the aggregate. The decrease was attributable to weak conditions in most key markets. Segment operating income (excluding restructuring charges) of $4.3 million in the fourth quarter declined by 78% from $19.5 million in the third quarter due partly to lower sales volumes, which also resulted in higher under-absorption of fixed manufacturing costs, and continuing pricing pressures. In addition, adjustments of various accruals and asset balances were recorded in the fourth quarter, further reducing results. Net income (excluding restructuring charges) declined from $6.1 million in the third quarter to a loss of $900 thousand in the fourth quarter. Restructuring charges (before taxes) amounted to $3.8 million in the fourth quarter.


4Q 2001 VS. 4Q 2000

Sales in 2001 of $154.4 million decreased slightly (1%) from $156.1 million in the comparable quarter of 2000. Excluding the incremental sales related to the Glacier acquisition, sales at the remaining units declined by 14% in total, with all units contributing to the decline. Segment operating income of $4.3 million in 2001 was 84% lower than the $26.8 million reported for 2000. Weak process and industrial equipment markets, competitive pricing pressures and a less profitable mix of products sold were all factors in the decreased operating results. Various adjustments to accruals and asset balances, as described above, also accounted for a portion of the decline. Net income (excluding restructuring charges) declined from $11.0 million in 2000 to a loss of $900 thousand in 2001, based on the decline in operating income. Pre-tax restructuring charges were recorded amounting to $3.8 million and $1.4 million in 2001 and 2000, respectively.


FULL YEAR 2001 VS. 2000

Sales in 2001 of $641.9 million declined by 3% from $663.3 million in 2000. Excluding Glacier Bearings, sales at the remaining businesses declined by 7% with only Fairbanks Morse showing increased sales. The increase in this business's sales relates to higher shipments into the commercial power generation market that generally carry lower margins. Weakness in the chemical, petroleum, pulp and paper, heavy-duty vehicle and general industrial markets was the primary factor behind the declines in other businesses. Average capacity utilization in U.S. factories fell to 20 year lows in 2001 while domestic industrial production has fallen each month since mid-2000. These factors have contributed to a cutback in capital spending and delays in scheduled maintenance programs throughout the process industries. In addition to the lower unit sales volumes, profitability was negatively impacted by the inability to reduce fixed costs at the same rate as sales declined, increased foreign competition due to the strong U.S. dollar which is driving average pricing levels down in certain product lines, and an unfavorable mix of products sold. Segment operating income in 2001 of $74.7 million declined by 38% from $120.4 million in 2000 which caused net income (before restructuring charges) to drop by more than 50% from $52.0 million in 2000 to $23.8 million in 2001. Restructuring charges (before tax) amounted to $ 4.7 million and $1.4 million in 2001 and 2000, respectively.


* These numbers are for informational and comparison purposes only. They will not tie to the 2001 10K that will be filed with the SEC in February 2002 as EIP will be reported as a discontinued operation.

                              NON-SEGMENT EXPENSES*
                                  ($ MILLIONS)



                                                                    4Q01             4Q00
                                                                    ----             ----

Net Interest Expense                                               $ (19.3)        $ (28.2)
-    Payment-in-kind interest income                               $   5.3         $     0
     (included in Net Interest Expense above)
Distribution on Trust Preferred Securities                         $  (2.6)        $  (2.6)
Other Income (Expense):                                            $  (4.0)        $  (8.7)
-    Discontinued Retiree Health Care                              $  (4.7)        $  (2.8)
-    Other Income (Expense)                                        $   0.7         $  (5.9)


                                                               FULL YEAR 2001   FULL YEAR 2000
                                                               --------------   --------------
Net Interest Expense                                              $  (83.7)       $ (102.1)
-    Payment-in-kind interest income                              $   17.6        $      0
     (included in Net Interest Expense above)
Distribution on Trust Preferred Securities                        $  (10.5)       $  (10.5)
Other Income (Expense):                                           $  (19.2)       $  (20.6)
-    Discontinued Retiree Health Care                             $  (18.2)       $  (10.9)
-    Other Income (Expense)                                       $   (1.0)       $   (9.7)


                  PRELIMINARY BALANCE SHEET AND CASH FLOW DATA*
                                  ($ MILLIONS)


                                                        YTD                 YTD
                                                     12/31/2001          12/31/2000
                                                     ----------          ----------

Cash and Cash Equivalents                             $   85.8            $   77.5
Total Debt                                            $1,426.3            $2,236.2
Net Debt to Capitalization                                47.2%               61.4%
Capital Expenditures                                  $  190.5            $  133.8
Acquisitions                                          $  119.2            $  246.8
Dividends                                             $  113.7            $  117.6
Depreciation and Amortization                         $  173.8            $  165.4
-    Depreciation                                     $  108.5            $  111.8
-    Amortization                                     $   65.3            $   53.6
     -   Goodwill Amortization                        $   30.4            $   22.2
         (included in Amortization, above)

* Based on Goodrich on an as reported basis, with the Engineered Industrial Products businesses accounted for as a discontinued operation.